                                                                    EXHIBIT 11.1

                           MILLER EXPLORATION COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year Ended December
                                                                 31,
                                                        ----------------------
                                                           2000        1999
                                                        ----------  ----------
                                                        (In thousands, except
                                                           per share data)
BASIC EARNINGS (LOSS) PER SHARE
Net loss............................................... $     (977) $   (1,982)
Shares
  Weighted average shares outstanding..................     13,361      12,633
                                                        ----------  ----------
Basic earnings (loss) per share........................ $    (0.07) $    (0.16)
                                                        ==========  ==========
DILUTED EARNINGS (LOSS) PER SHARE
Net loss............................................... $     (977) $   (1,982)
Shares
  Weighted average shares outstanding..................     13,361      12,633
                                                        ----------  ----------
Diluted earnings (loss) per share...................... $    (0.07) $    (0.16)
                                                        ==========  ==========